CONSENT OF EXPERT

In connection with the Annual Report on Form 20-F of Primero Mining Corp. (“Primero”) for the year ended December 31, 2017, and any amendments thereto (the “Form 20-F”), I, John Morton Shannon, P.Geo., hereby consent to the use of my name in connection with the references to and summaries of scientific and technical information relating to Primero’s mineral properties (collectively, the “Incorporated Information”) and to the inclusion of the Incorporated Information in the Annual Information Form filed as an exhibit to the Form 20-F and incorporated by reference therein.

Yours very truly,

/s/ John Morton Shannon

John Morton Shannon, P.Geo.

Dated: April 20, 2018